Exhibit 3.1
FIRST AMENDMENT
TO THE
BYLAWS
OF
PMC COMMERCIAL TRUST
Pursuant to the provisions of Section 9.10(B) of the Texas Real Estate Investment Trust Act (the “Texas REIT Act”) and Article 26 of the Declaration of Trust of PMC Commercial Trust (the “Trust”), as amended, the Board of Trust Managers adopts the following First Amendment to the Bylaws of the Trust. Except as modified by this Amendment, the Bylaws remain unaltered and in full force and effect.
1. Section 2.2 of the Bylaws is hereby deleted and replaced in its entirety with the following:
Section 2.2 Annual Meeting. The annual meeting of shareholders shall be held at such time, on such day and at such place as may be designated by the Trust Managers. At the annual meeting, the shareholders shall elect Trust Managers and transact such other business as may properly be brought before the meeting.
2. The second sentence of Section 2.6 of the Bylaws is hereby deleted and replaced in its entirety with the following:
If, however, such quorum shall not be present or represented at any meeting of the shareholders, the chairman of the meeting or the shareholders entitled to vote at such meeting, present in person or represented by proxy, shall each have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented.
3. Section 3.2 of the Bylaws is hereby deleted and replaced in its entirety with the following:
Section 3.2 Number and Qualification. The Board of Trust Managers shall be comprised of not less than three nor more than 15 members who shall be elected annually by the shareholders. Subject to any limitations specified by law or in the Declaration of Trust, the number of Trust Managers may be increased or decreased by resolution adopted by a majority of the Trust Managers. No decrease in the number of Trust Managers shall have the effect of shortening the term of any incumbent Trust Managers. A majority of the Trust Managers shall be residents of the State of Texas. Trust Managers must be at least 18 years of age and must not be subject to any legal disability.
Prior to the nomination of any individual to the Board of Trust Managers, such nominee must complete the Trust’s standard form of trust manager and officer questionnaire, make representations regarding agreements the nominee may have entered into that may impact the fulfillment of his or her fiduciary duties if elected and regarding the lack of any agreement or understanding regarding how such nominee would act or vote on any issue. The nominee must also represent that if elected, he or she would comply with the Trust’s publicly disclosed Code of Business Conduct and Ethics.

4. Section 3.6 of the Bylaws is hereby deleted and replaced in its entirety with the following:
Section 3.6 Vacancies. If any or all of the Trust Managers cease to be Trust Managers hereunder, whether by reason of resignation, removal, incapacity, death or otherwise, such event shall not terminate the Trust or affect its continuity. Until vacancies are filled, the remaining Trust Manager or Trust Managers (even though fewer than three) may exercise the powers of the Trust Managers hereunder. If at any time there shall be a vacancy in the office, successor Trust Managers may be elected by the vote of majority of the remaining Trust Managers. Any Trust Manager elected to fill a vacancy created by the resignation, removal, incapacity or death of a former Trust Manager shall hold office for the unexpired term of such former Trust Manager.
5. Section 3.8 of the Bylaws is hereby deleted and replaced in its entirety with the following:
Section 3.8 Compensation. Trust Managers shall receive compensation in the amounts determined by the Board of Trust Managers after receiving the recommendation of the compensation committee in accordance with its charter.
6. The first sentence of Section 6.7 of the Bylaws is hereby deleted and replaced in its entirety with the following:
The President shall be the chief executive officer of the Trust, shall preside at all meetings of the shareholders and Trust Managers, shall have general and active management of the business of the Trust, shall have the general supervision and direction of all other officers of the Trust with full power to see that their duties are properly performed and shall see that all orders and resolutions of the Trust Managers are carried into effect.
7. A new Section 2.14 shall be added to the Bylaws, as follows:
Section 2.14 Advance Notice of Shareholder Nominees For Trust Manager and Other Shareholder Proposals.
(a) Annual Meetings of Shareholders.
(1) Nominations of individuals for election to the Board of Trust Managers and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Trust’s notice of meeting, (b) by or at the direction of the Board of Trust Managers, or (c) by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice by the shareholder as provided for in this Section 2.14(a) and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with this Section 2.14(a); clause (c) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Trust’s notice of meeting) before an annual meeting of shareholders.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 2.14(a)(1)(c), the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must otherwise be a proper matter for action by the shareholders. To be timely, a shareholder’s notice shall set forth all information required under this Section 2.14 and shall be delivered to the secretary at the principal executive office of the Trust not earlier than the 120th day nor later than 5:00 p.m., Central Time, on the 90th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The postponement or adjournment of an annual meeting or the announcement thereof shall not commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth the following:
(a) as to each individual whom the shareholder proposes to nominate for election or reelection as a Trust Manager: (i) the name, age, business address and residence address of such individual, (ii) the class, series and number of any shares of the Trust that are beneficially owned by such individual, (iii) the date such shares were acquired and the investment intent of such acquisition and (iv) all other information relating to such individual that would be required to be disclosed in solicitations of proxies for election of Trust Managers in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Trust Manager if elected);
(b) as to any other business that the shareholder proposes to bring before the meeting:
(i) a description of such business, including the text of the proposal or business and the text of any resolutions proposed for consideration; and
(ii) the reasons for proposing such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the shareholder and the Shareholder Associated Person therefrom;
(c) as to the shareholder giving the notice and any Shareholder Associated Person:
(i) the class, series and number of all shares of the Trust which are beneficially owned by such shareholder and by such Shareholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such shareholder and by any such Shareholder Associated Person,

(ii) any derivative positions in any security of the Trust held or beneficially held by the shareholder and any Shareholder Associated Person;
(iii) any short interest in any security of the Trust (for purposes of this bylaw, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);
(iv) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value or shares of the Trust or derivatives thereof, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date);
(v) whether and to what extent any agreement has been made, which increases or decreases the voting power of such shareholder or Shareholder Associated Person with respect to any shares of the Trust, including the granting of any proxies, hedging, or other transaction or series of transactions, without regard to whether such transaction is required to be reported or disclosed to the Securities and Exchange Commission;
(vi) a representation as to whether such shareholder intends to solicit proxies;
(vii) a representation as to whether such shareholder intends to appear in person or by proxy at the annual meeting to present his proposal;
(viii) a description of all arrangements between such shareholder and any other persons (including their names) pursuant to which the nominations or other proposals are to be made;
(ix) the name and address of such shareholder, as it appears on the Trust’s share ledger and current name and address, if different, of any Shareholder Associated Person;
(x) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of Trust Managers in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
(xi) to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a Trust Manager or the proposal of other business on the date of such shareholder’s notice.

(3) Notwithstanding anything in this Section 2.14(a) to the contrary, in the event the Board of Trust Managers increases or decreases the maximum or minimum number of Trust Managers in accordance with Section 3.2 of these Bylaws, and there is no public announcement of such action at least 80 days prior to the first anniversary of the date of the preceding year’s annual meeting, a shareholder’s notice required by this Section 2.14(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive office of the Trust not later than 5:00 p.m., Central Time, on the tenth day following the day on which such public announcement is first made by the Trust.
(4) For purposes of this Section 2.14, “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of the Trust owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.
(b) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting. Nominations of individuals for election to the Board of Trust Managers may be made at a special meeting of shareholders at which Trust Managers are to be elected (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board of Trust Managers or (iii) provided that the Board of Trust Managers has determined that Trust Managers shall be elected at such special meeting, by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 2.14 and at the time of the special meeting, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.14. In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more individuals to the Board of Trust Managers, any such shareholder may nominate an individual or individuals (as the case may be) for election as a Trust Manager as specified in the Trust’s notice of meeting, if the shareholder’s notice required by Section 2.14(a)(2) with respect to any nomination is delivered to the secretary at the principal executive office of the Trust not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Central Time on the later of the 90th day prior to such special meeting or if the first public announcement of the date of such special meeting is less than 80 days prior to the date of the special meeting, the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trust Managers to be elected at such meeting. The postponement or adjournment of a special meeting or the announcement thereof shall not commence a new time period for the giving of a shareholder’s notice as described above.
(c) General.
(1) Upon written request by the secretary or the Board of Trust Managers or any committee thereof, any shareholder proposing a nominee for election as a Trust Manager or any proposal for other business at a meeting of shareholders shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Trust Managers or any committee thereof or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 2.14. If a shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.14.

(2) Only such individuals who are nominated in accordance with this Section 2.14 shall be eligible for election by shareholders as Trust Managers, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with this Section 2.14. Except as otherwise provided by law, the Declaration of Trust or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.14, and if any proposed nomination or business is not in compliance with this bylaw, to declare that such defective proposal or nomination shall be disregarded.
(3) For purposes of this Section 2.14, “public announcement” shall mean disclosure (a) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or (b) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to the Exchange Act.
(4) Notwithstanding the foregoing provisions of this Section 2.14, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14; provided, however, that any references in these bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nomination or proposals as to any other business to be considered pursuant to Section 2.14(a)(1)(c) or Section 2.14(b) of this bylaw. Nothing in this Section 2.14 shall be deemed to affect any right of a shareholder to request inclusion of a proposal in, nor the right of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.